Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement No. 333-122917 on Form N-1A of our report dated November 29, 2016, relating to our audits of the financial statements and financial highlights, which appear in the September 30, 2016 Annual Report to Shareholders of Grant Park Managed Futures Strategy Fund and Grant Park Multi Alternative Strategies Fund, each a separate series of the Northern Lights Fund Trust, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Consolidated Financial Highlights,” "Independent Registered Public Accountant", “Policies and Procedures for Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

April 7, 2017